SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. __

                              DELCATH SYSTEMS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    24661P104

                                 (CUSIP Number)

                                November 17, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed: [ ] Rule 13d-1(b) [X] Rule 13d-1(c) [ ] Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24661P104              13G              Page 2 of 16 Pages



__________________________________________________________________________
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                              Ramius Capital Group, L.L.C.
__________________________________________________________________________
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
__________________________________________________________________________
     (3)   SEC USE ONLY
__________________________________________________________________________
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
__________________________________________________________________________
NUMBER OF     (5) SOLE VOTING POWER
                   -0-
SHARES
__________________________________________________________________________

BENEFICIALLY  (6) SHARED VOTING POWER
                  Warrants to purchase up to 513,960 shares of Common
                  Stock /1/

OWNED BY
__________________________________________________________________________

EACH          (7)  SOLE DISPOSITIVE POWER
                   -0-
REPORTING
__________________________________________________________________________

PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                   See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                       [ ]
__________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i) 9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                             IA
__________________________________________________________________________

/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24661P104              13G              Page 3 of 16 Pages

__________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Ramius Securities, L.L.C.
__________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
__________________________________________________________________________
     (3)    SEC USE ONLY
__________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
__________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
__________________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase up to 513,960 shares of Common
                    Stock /1/

OWNED BY
__________________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING
__________________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
__________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i) 9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 BD
__________________________________________________________________________

/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

__________________________________________________________________________
       (1)   NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                                        C4S & Co., L.L.C.
__________________________________________________________________________
       (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
__________________________________________________________________________
       (3)   SEC USE ONLY
__________________________________________________________________________
       (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
__________________________________________________________________________

NUMBER OF       (5)  SOLE VOTING POWER
                                                  -0-
SHARES
__________________________________________________________________________

BENEFICIALLY    (6)  SHARED VOTING POWER
                     Warrants to purchase up to 513,960 shares of Common
                     Stock /1/
OWNED BY
__________________________________________________________________________

EACH            (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING
___________________________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                                                      See Row 6 above.
___________________________________________________________________________

       (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                      See Row 6 above.
__________________________________________________________________________

      (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES **
                                                                    [ ]
__________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
              Approximately 5.01% as of the date of filing of this
              statement.  (The percentage of Shares reported herein is
              based upon the aggregate of (i)9,744,632 shares reported
              on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON ** OO
__________________________________________________________________________

/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

__________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Peter A. Cohen

__________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
__________________________________________________________________________
     (3)    SEC USE ONLY
__________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
__________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
__________________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase up to 513,960 shares of Common
                    Stock /1/

OWNED BY
__________________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
__________________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
              [ ]
__________________________________________________________________________

     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i)9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)

__________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
__________________________________________________________________________

/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

__________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                                           Morgan B. Stark
__________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
__________________________________________________________________________
     (3)    SEC USE ONLY
__________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
__________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
__________________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase up to 513,960 shares of Common
                    Stock /1/

OWNED BY
__________________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
__________________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                      [ ]
__________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 5.01% as of the date of filing of this
             statement.  (The percentage of Shares reported herein is
             based upon the aggregate of (i) 9,744,632 shares reported
             on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                        IN
__________________________________________________________________________

/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

__________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                         Thomas W. Strauss
__________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
__________________________________________________________________________
     (3)    SEC USE ONLY
__________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
__________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES
__________________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase up to 513,960 shares of Common
                    Stock /1/
OWNED BY
__________________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING
__________________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
              [ ]
__________________________________________________________________________

     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i) 9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending
              2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________

     (12)    TYPE OF REPORTING PERSON**
                                                        IN
__________________________________________________________________________
/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

__________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                        Jeffrey M. Solomon
__________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
__________________________________________________________________________
     (3)    SEC USE ONLY
__________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
__________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES
__________________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase up to 513,960 shares of Common
                    Stock /1/
OWNED BY
__________________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING
__________________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          See Row 6 above.
__________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          See Row 6 above.
__________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
              [ ]
__________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i) 9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending
              2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)
__________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON**
                                                        IN
__________________________________________________________________________
/1/  See Footnote 1 in Item 4.
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

(a)  Name of Issuer

            Delcath Systems, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices:

            The principal executive offices of the Company are located at 1100 Summer Street, Stamford, Connecticut 06905.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

           Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           Ramius Securities, L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           C4S & Co., L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           Peter A. Cohen
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Morgan B. Stark
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Thomas W. Strauss
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Jeffrey M. Solomon
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

(d)  Title of Class of Securities

           Common Stock, Par value $.001 Per Share

(e)        CUSIP Number 24661P104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)     [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership

(a)  Amount Beneficially Owned

     As of November 17, 2003, each of the Reporting Persons may be deemed the beneficial owner of warrants to purchase 513,960 shares of Common Stock. These warrants are held by Ramius Securities, LLC. To the extent permissible, each Reporting Person disclaims beneficial ownership of the shares of Common Stock not directly owned by such Reporting Person or by an affiliate of such Reporting Person. /1/

(b)  Percent of Class

     Approximately 5.01% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the aggregate of (i) 9,744,632 shares reported on the Issuer's Form 10-QSB for the period ending September 30, 2003 to be outstanding as of September 30, 2003, and (ii) 513,960 shares issuable upon exercise of the warrants.)

(c)   Number of shares as to which such person has: See cover pages.

/1/ The Reporting Persons can exercise the warrants at any time prior to and including May 20,2008 to purchase up to 513,960 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

                       Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                       Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       See Item 2 above.

Item   8. Identification and Classification of Members of the Group
          This statement is filed by:

         (i) Ramius Capital Group, L.L.C., a Delaware limited liability company ("RCG"), serves as investment adviser of SPhinX Distressed (RCG Carpathia), Segregated Portfolio and RCG Carpathia Master Fund, Ltd.

         (ii) Ramius Securities, L.L.C., a Delaware limited liability company, is a broker-dealer affiliate of RCG.

         (iii) C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), serves as managing member of RCG.

         (iv) Peter Cohen is a control person of C4S.

         (v) Morgan Stark is a control person of C4S.

         (vi) Thomas W. Strauss is a control person of C4S.

         (vii) Jeffrey M. Solomon is a control person of C4S.

Item 9.  Notice of Dissolution of Group

                       Not applicable

Item 10. Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                                                                       SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 21st day of November 2003.

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------


Ramius Securities, L.L.C.
By: Morgan B. Stark
as Authorized Person

By: /s/ Morgan B. Stark
    -------------------------------------

C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

Peter A. Cohen

By: /s/ Peter A. Cohen
    -------------------------------------

Morgan B. Stark

By: /s/ Morgan B. Stark
    -------------------------------------


Thomas W. Strauss

By: /s/ Thomas W. Strauss
    -------------------------------------


Jeffrey M. Solomon

By: /s/ Jeffrey M. Solomon
    -------------------------------------